Exhibit 2.2

ASSIGNMENT AND BILL OF SALE

This ASSIGNMENT AND BILL OF SALE (this “Assignment”) dated May 15, 2012, but effective as of 7:00 a.m. Central Daylight Time, on April 1, 2012 (“Effective Date”), from W&T Offshore, Inc., a Texas corporation, with an office at Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Assignor”) to Energy Partners, Ltd., a Delaware corporation, with an office at 919 Milam, Suite 1650, Houston Texas 77002 (“Assignee”). Assignor and Assignee sometimes individually, a “Party” and collectively, the “Parties”.

FOR the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, CONVEYS and ASSIGNS to Assignee certain right, title and interests (real personal, mixed, contractual or otherwise) in, to and under or derived from the Assets. For the purposes of this Assignment, “Assets” means Assignor’s right, title and interest (real, personal, mixed, contractual or otherwise) in, to and under or derived from the following:

(a)	the oil and gas lease (including, without limitation, working interests, royalty interests, overriding royalty interests, net profits interest and any other interest in or affecting same whether described or not) described in Exhibit A-1 (the “Lease”);

(b)	any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on, and all working interests and net revenue interests therein, whether abandoned, not abandoned, plugged or unplugged, located on the Leases, including but not limited to those listed on Exhibit A-2 (collectively, the “Wells”);

(c)	all structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, heater treaters, valves, fittings, equipment, machinery, fixtures, flowlines, pipelines, platforms, tubular goods, materials, tools, supplies, improvements, and any other real, personal, immovable and mixed property located on, used in the operation of, or relating to the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling or disposal of hydrocarbons, water, and associated substances produced or drained from or attributable to the Lease as listed on Exhibit A-3 (the “Facilities”);

(d)	all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid, produced or drained from or allocable to the Assets (as hereinafter defined) on and after the Effective Date (the “Hydrocarbons”);

(e)	to the extent transferable, all contracts, permits, rights-of-way, easements, licenses and authorizations as well as any applications for same, servitudes, transportation agreements, pooling agreements, operating agreements, gas balancing agreements, participation and processing agreements, confidentiality agreements, side letter agreements and any other agreement, document or instrument listed on Exhibit A-4, INSOFAR AND ONLY INSOFAR as they directly relate and are attributable to the Leases, Units, Wells, Hydrocarbons, or Facilities or the contractual and wellbore rights thereon or therein or the ownership or operation thereof, or the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling disposal, storage or transportation of hydrocarbons, water, or substances associated therewith (the “Assumed Contracts”); and

(f)	copies of records directly relating to the Leases, Wells, Facilities, Hydrocarbons, Assumed Contracts, and Personal Property, in the possession of Seller (the “Records”);

(g)	all imbalances, if any, attributable to the Assets.

Assignor warrants title to its interest in the Assets, unto Assignee, its successors and assigns, against all persons claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. However, Assignor shall subrogate to Assignee all warranties and indemnities in favor of Assignor of its Affiliates from Third Parties relating to the Assets, except to the extent such warranties and indemnities are not transferable or are subject to a transfer fee or similar payment (unless Assignee assumes responsibility for such transfer fee or similar payment).

ASSIGNEE HEREBY DISCLAIMS ANY, EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE ASSETS; (ii) THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE; (iii) (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED HEREIN) TITLE TO ANY OF THE ASSETS; (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS; (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS; (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ASSIGNOR OR THIRD PARTIES WITH RESPECT TO THE ASSETS; AND (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ASSIGNEE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS ASSIGNMENT, ASSIGNEE FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF FREEDOM FROM LATENT VICES OR DEFECTS OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE. ASSIGNEE ACCEPTS THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY AS TO (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE ASSETS (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES), (ii) GAS

BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (iii) THE PHYSICAL, OPERATING OR REGULATORY COMPLIANCE OF THE ASSETS, (iv) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTY, (v) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, or (vi) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF. ASSIGNEE ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

Assignee acknowledges that the Assets have been used for oil and gas exploration, drilling, producing, treating and transportation operations, related oil field operation and possibly the storage and disposal of waste materials incidental to, or occurring in connection with, such operations and that physical changes in the land and/or water bottoms may have occurred as a result of such uses. Assignee further acknowledges that there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property subject to the Assets. Additionally, Assignee acknowledges that the Assets may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; wells, materials and equipment located on the Leases or included in the Assets may contain NORM; and NORM containing material may have been buried or otherwise disposed on the Leases or Assets. Assignee acknowledges that special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, hazardous substances and other materials from the Assets.

With respect to the physical condition of the Assets, Assignee shall rely on Assignee’s own investigation and due diligence of the physical condition of the Assets, including environmental conditions, and Assignee accepts the Assets inclusive of any adverse environmental condition presently existing, whether known or unknown. ASSIGNEE has accepted this Assignment solely on the basis of its own investigation and agrees it is acquiring the Assets on an “AS IS-WHERE IS” basis, without any representation or warranty.

TO HAVE AND TO HOLD the Assets and to the following terms and conditions:

1.	Agreements. This Assignment is made subject to and is burdened by the terms, covenants and conditions contained in all valid and subsisting product sales contracts, processing contracts, gathering contracts, transportation contracts, farm-in and farm-out contracts, areas of mutual interest, operating agreements, balancing contracts, and other contracts, agreements and instruments relating to or burdening the Assets; and on and after the Effective Date, Assignee agrees to be bound by, assume the obligations arising under, and perform all of the terms, covenants and conditions contained therein.

2.	Compliance with Laws. This Assignment is made subject to all applicable laws, statutes, ordinances, permits, decrees, orders, judgments, rules and regulations that are promulgated, issued or enacted by a governmental entity having jurisdiction, and Assignee agrees to comply with the same on and after the Effective Date.

3.	Successors and Assigns. The terms, covenants and conditions contained in this Assignment are binding upon and inure to the benefit of the Parties and their respective successors and assigns, and such terms, covenants and conditions are covenants running with the land and with each subsequent transfer or assignment of the Assets or any part thereof.

4.	Purchase and Sale Agreement. This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in that certain Purchase and Sale Agreement dated effective April 1, 2012, by and between W&T Offshore, Inc., as Seller and Energy Partners, Ltd., as Purchaser (the “Purchase and Sale Agreement”). The terms and conditions of the Purchase and Sale Agreement are incorporated herein by reference, and if there is a conflict between the provisions of the Purchase and Sale Agreement and this Assignment, the provisions of the Purchase and Sale Agreement shall control.

Capitalized terms not otherwise defined in this Assignment shall have the meaning assigned to them as set forth in the Purchase and Sale Agreement.

5.	Redhibition Waiver. ASSIGNEE: (i) WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; (ii) ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND (iii) ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE, HAS BEEN EXPLAINED IN DETAIL AND THAT ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS.

6.	UTPCPL Waiver. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, ASSIGNEE HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.). ASSIGNEE WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

7.	Separate Assignments Required by Government Entities. Some of the Assets conveyed by this Assignment may require approval to transfer by a government entity, and as such may require separate assignment instruments made on officially approved forms, or forms acceptable to such government entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in this Assignment.

8.	ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION. Unless otherwise expressly provided in this Assignment, each capitalized term used herein shall have the meaning given to it as follows:

“Affiliate” means, with respect to any individual or entity, any other individual or entity that directly or indirectly controls, is controlled by or is under common control with such individual or entity, with “control” in such context meaning the ability to direct the management or policies of an individual or entity through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Adverse Environmental Condition” means any condition of the Assets that requires restoration, remediation or resolution under applicable Environmental Laws.

“Assumed Obligations” has the meaning given thereto in Section 8(a) hereinbelow.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

“Assignee Indemnified Parties” means Assignee and its Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, contractors (of any tier), successors and permitted assigns.

“Environment” means navigable waters, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and wildlife, aquatic species and vegetation.

“Environmental Laws” means all laws, statutes, ordinances, rules and regulations of any governmental authority pertaining to protection of the environment in effect as of the Effective Date and as interpreted by court decisions or administrative orders as of the Effective Date in the jurisdiction in which such Asset is located. Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a governmental authority.

“Environmental Losses” means any claim, demand, or cause of action asserted by any governmental or regulatory body or any person for (i) Plugging and Abandonment, or (ii) personal injury (including sickness, disease or death), property damage or damage to the Environment resulting from the transport, discharge, or release of any chemical, material or emission into one or more of the environmental media at or in the vicinity of the Assets.

“Losses” means all losses, damages, claims, demands, suits, causes of action (including Environmental Losses and Non-Environmental Losses), costs, expenses, charges, liabilities, fines, penalties and sanctions of every kind and character, including reasonable attorney’s fees, court costs and costs of investigation.

“Non-Environmental Losses” means all Losses, except for Environmental Losses.

“Plugging and Abandonment” means any and all costs, expenses and obligations associated with plugging and abandonment of all wells, decommissioning of all facilities, and clearing and restoration of all sites, in each case included in, or associated with, the Assets, in accordance with and in compliance with all laws, rules and regulations of all governmental authorities having jurisdiction, regardless of the fact that plugging and abandonment, decommissioning, site clearance or restoration operations are not completed or that additional costs and expenses are required to complete any such operations. In addition, Plugging and Abandonment shall include any and all costs, expenses and obligations arising out of Environmental Laws (including, without limitation, any compliance or non-compliance therewith, any Adverse Environmental Conditions, and the disposal, release, discharge or emission of Hydrocarbons, hazardous substances, hazardous wastes, hazardous materials, solid wastes, or pollutants into the Environment), known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date. Purchaser expressly agrees to assume the risk that the Assets may contain waste materials, including, without limitation, naturally occurring radioactive materials, Hydrocarbons, hazardous substances, hazardous wastes, hazardous materials, solid wastes, or other pollutants.

“Property Costs” means any and all costs, expenses and charges that arise out of, are associated with, or relate to the ownership or operation of the Assets.

“Assignor Indemnified Parties” means Assignor and its Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, contractors (of any tier), successors and permitted assigns.

“Third Party” means any individual or entity other than Assignor Indemnified Parties and Assignee Indemnified Parties, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual.

“Third-Party Claim” means any action, proceeding, demand, claim or investigation by a Third Party that may result in a Loss.

“Retained Obligations” has the meaning given thereto in the following Section 8(a).

(a)	Assumption of Obligations and Retained Obligations. Except for the Retained Obligations (defined below), Assignee hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), all of the obligations and liabilities of the Assignor Indemnified Parties, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date (the “Assumed Obligations”); provided, however, Assignor shall retain indefinitely (i) all obligations and liabilities of Assignor to Third Parties for the payment or improper payment of royalties, rentals and other similar payments under the Assets accruing during Assignor’s ownership or operation of the Assets prior to the Effective Date; (ii) all obligations and liabilities of Assignor to Third Parties for Property Costs incurred during Assignor’s ownership or operation of the Assets prior to the Effective Date; and (iii) all liability of Assignor to Third Parties for ad valorem, property, severance and similar taxes attributable to the period of time during Assignor’s ownership or operation of the Assets prior to the Effective Date (collectively, the “Retained Obligations”).

(b)	Without limiting the generality of the foregoing:

(i) THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND ASSIGNEE, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH GAS IMBALANCES, PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND ASSIGNEE MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF ASSIGNOR’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST ANY ASSIGNOR INDEMNIFIED PARTY.

(ii) THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND ASSIGNEE ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE DATE. ASSIGNEE EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIALS, HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

(c)	ASSIGNOR’S NON-ENVIRONMENTAL INDEMNITY OBLIGATION FOR THIRD-PARTY CLAIMS.

ASSIGNOR RELEASES ASSIGNEE INDEMNIFIED PARTIES FROM AND SHALL, SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD ASSIGNEE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL THIRD-PARTY CLAIMS FOR NON-ENVIRONMENTAL LOSSES ARISING PRIOR TO THE EFFECTIVE DATE WITH RESPECT TO THE RETAINED OBLIGATIONS.

(d)	ASSIGNEE’S NON-ENVIRONMENTAL INDEMNITY OBLIGATION.

EXCEPT FOR THE RETAINED OBLIGATIONS, ASSIGNEE RELEASES ASSIGNOR INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND,

INDEMNIFY AND HOLD ASSIGNOR INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED, FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, ON AND AFTER THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL LOSSES RELATING TO: (i) THE ASSUMED OBLIGATIONS; OR (ii) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THIS INDEMNITY OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF ASSIGNOR INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT ASSIGNEE’S NON-ENVIRONMENTAL INDEMMITY OBLIGATIONS IN FAVOR OF ASSIGNOR SHALL NOT INCLUDE ANY THIRD-PARTY CLAIMS WITH RESPECT TO NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE RETAINED OBLIGATIONS.

(e)	ENVIRONMENTAL INDEMNITY OBLIGATION.

SUBJECT TO THE LAST SENTENCE IN THIS SECTION 8(e), ASSIGNEE RELEASES ASSIGNOR INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD ASSIGNOR INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO, ON AND AFTER THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED. THIS INDEMNITY OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF ASSIGNOR INDEMNIFIED PARTIES. ASSIGNOR RELEASES ASSIGNEE INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD ASSIGNEE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL THIRD-PARTY CLAIMS FOR ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED, TO THE EXTENT THAT (i) ASSIGNEE WAS NOT AWARE OF THE EXISTENCE OF SUCH FACTS, MATTERS OR CIRCUMSTANCES GIVING RISE TO SUCH ENVIRONMENTAL CLAIM PRIOR TO THE EFFECTIVE DATE, (ii) ASSIGNOR RECEIVED WRITTEN NOTICE OF SUCH ENVIRONMENTAL CLAIM PRIOR TO THE EFFECTIVE DATE AND (iii) SAID ENVIRONMENTAL CONDITION GIVING RISE TO THE ENVIRONMENTAL CLAIM EXISTED PRIOR TO THE EFFECTIVE DATE.

In the event either Party has to take action to force the other to comply with its obligations under this Assignment, including but not limited to the retention of attorneys and filing of judicial proceedings, then the non-prevailing Party shall be obligated to reimburse the other for the attorney’s fees and costs it incurs in such actions.

ASSIGNOR:

WITNESSES:		W&T Offshore, Inc. (GOM No. 01284)

/s/ Thomas F. Getten	By:	/s/ Jamie L. Vazquez
Name: Thomas F. Getten	Name: Jamie L. Vazquez
Title: President

/s/ Eugene J. Linscomb
Name: Eugene J. Linscomb

ASSIGNEE:

WITNESSES:		Energy Partners, Ltd. (GOM No. 02266)

/s/ Thomas F. Getten	By:	/s/ Mark A. Gregory
Name: Thomas F. Getten	Name: Mark A. Gregory Title: Vice President-Land

/s/ Eugene J. Linscomb
Name: Eugene J. Linscomb

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this 15 day of May 2012, before me, the undersigned Notary Public in and for the State of Texas, personally appeared Jamie L. Vazquez, to me personally known, who being by me duly sworn, did say that she is the President of W&T Offshore, Inc., a corporation incorporated in the State of Texas, and that the instrument was singed in behalf of the corporation by authority of its Board of Directors and that she acknowledged the instrument to be the free act and deed of the corporation.

/s/ Sira M Pineiro
Notary Public
in and for the State of Texas

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this 15 day of May 2012, before me, the undersigned Notary Public in and for the State of Texas, personally appeared Mark A. Gregory, to me personally known, who being by me duly sworn, did say that she is the Vice President - Land of Energy Partners, Ltd., a corporation incorporated in the State of Delaware, and that the instrument was singed in behalf of the corporation by authority of its Board of Directors and that she acknowledged the instrument to be the free act and deed of the corporation.

/s/ Sira M Pineiro
Notary Public
in and for the State of Texas

List of Omitted Exhibits

Pursuant to Item 601(b)(2) of Regulation S–K, the following exhibits to the Assignment and Bill of Sale between W&T Offshore, Inc. and Energy Partners, Ltd., dated May 15, 2012 and effective April 1, 2012, have not been provided herein:

Exhibit A-1: Leases

Exhibit A-2: Wells

Exhibit A-3: Facilities/Pipelines

Exhibit A-4: Assumed Contracts

The Company will furnish a copy of any omitted exhibit to the Securities and Exchange Commission upon request.